Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 11, 2022, is made and entered into by and among SHF Holdings, Inc., a Delaware corporation (“Parent”), SHF Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), SHF Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II”), Rockview Digital Solutions, Inc., a Delaware corporation, d/b/a Abaca (the “Company”), and Dan Roda, solely in such individual’s capacity as the representative of the Company Securityholders (the “Company Stockholders’ Representative” and together with Parent, Merger Sub I, Merger Sub II and the Company, collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of October 29, 2022, by and among the Parties (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Capitalized Terms. Capitalized terms used and not otherwise defined in this Amendment have the meanings assigned to them in the Agreement.

2. Amendments. The Agreement is hereby amended as set forth in this Section 2.

(a) The defined term “Closing Parent Shares” in Section 11.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Closing Parent Shares” means a number of validly issued, fully paid, and non-assessable shares of Parent Common Stock equal to the lesser of (a) 2,100,000 shares or (b) a number of shares equal to (i) $8,400,000, divided by (ii) the Closing Parent Trading Price, as such number of shares may be adjusted pursuant to Section 2.08 after the Merger I Effective Time, subject to, if applicable, the Consideration Adjustment.

(b) The defined term “First Anniversary Parent Shares” in Section 11.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

“First Anniversary Parent Shares” means a number of validly issued, fully paid, and non-assessable shares of Parent Common Stock equal to (a) (i) $12,600,000 minus (ii) the Closing Note Balance, divided by (b) the First Anniversary Parent Trading Price, as such number of shares may be adjusted pursuant to Section 2.08 after the First Anniversary, subject to, if applicable, the Consideration Adjustment.

(c) Section 6.14(s) of the Agreement is hereby deleted in its entirety.

(d) Section 7.02(j) of the Agreement is hereby deleted in its entirety.

(e) Section 7.02(l) of the Agreement is hereby deleted in its entirety.

(f) Section 7.03(f) of the Agreement is hereby deleted in its entirety.

3. Ratification. Except as amended by this Amendment, all of the terms and conditions of the Agreement continue unmodified and remain in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed are deemed to be an original, but all of which together constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures on following pages]

IN WITNESS WHEREOF, the Parties have duly acknowledged, certified, and executed this Amendment as of the date first written above.

SHF HOLDINGS, INC.

By:	/s/ Sundie Seefried
Name:	Sundie Seefried
Title:	Chief Executive Officer

SHF MERGER SUB I

By:	/s/ Sundie Seefried
Name:	Sundie Seefried
Title:	Chief Executive Officer

SHF MERGER SUB II

By:	/s/ Sundie Seefried
Name:	Sundie Seefried
Title:	Chief Executive Officer

ROCKVIEW DIGITAL SOLUTIONS, INC.

By:	/s/ Dan Roda
Name:	Dan Roda
Title:	Chief Executive Officer

COMPANY STOCKHOLDERS’ REPRESENTATIVE

/s/ Dan Roda
Dan Roda